October 4, 2002


IDS Life Insurance Company
70100 AXP Financial Center
Minneapolis, Minnesota  55474

Gentlemen:

This opinion is furnished in connection with the Post-Effective Amendment No. 5 (Amendment) by IDS Life Insurance Company for the filing of the Flexible Premium Variable Life Insurance Policies ("the VUL IV/VUL IV - Estate Series Policies"), File No. 333-69777, under the Securities Act of 1933. The prospectus included on Form S-6 in the Amendment describes the VUL IV/VUL IV - Estate Series Policies. I am familiar with the VUL IV/VUL IV - Estate Series Policies, the Amendment and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values, and Surrender Values included in the section of the prospectus entitled "Illustrations", under the assumptions stated in that section, are consistent with the provisions of the VUL IV/VUL IV - Estate Series Policies.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in this prospectus.

Very Truly Yours,


/s/ Mark Gorham
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    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development